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                                                                      Exhibit 12

                THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

Statements of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
                                ($ in millions)

                                                                                    Twelve Months
                                                                                   Ended December 31,
                                                           ------------------------------------------------------------------------

                                                             1993           1992              1991         1990             1989
                                                           -----------    -----------     -----------    ------------     ---------


Consolidated Income (Loss) from Continuing Operations
 before Income Taxes and Extraordinary Charges ...              288.1          161.4        (1,205.8)          162.6         215.1
Adjustments:
  Interest during construction ...................                  -              -            (3.4)          (10.0)         (4.0)
  Distributed (Undistributed) equity income.......               (0.1)          (0.1)           (2.4)            2.9          (3.2)
  Fixed charges *,**..............................              101.5           13.7           139.9           182.5         208.8
                                                           -----------    -----------     -----------    ------------     ---------

    Earnings Available ...........................              389.5          175.0        (1,071.7)          338.0         416.7
                                                           -----------    -----------     -----------    ------------     ---------

Fixed Charges:
  Interest on long-term and short-term debt ......                3.1            4.9           112.4           170.6         159.7
  Other interest .................................               98.4            8.8            27.6            10.5          48.0
                                                           -----------    -----------     -----------    ------------     ---------

    Total Fixed Charges before Adjustments *,**...              101.5           13.7           140.0           181.1         207.7
                                                           -----------    -----------     -----------    ------------     ---------

Adjustments:
  Gain/(Loss) on reacquired debt .................                  -              -            (0.1)            1.4           1.1
                                                           -----------    -----------     -----------    ------------     ---------

    Total Fixed Charges *,**......................              101.5           13.7           139.9           182.5         208.8
                                                           -----------    -----------     -----------    ------------     ---------


Ratio of Earnings Before Taxes to Fixed Charges ..               3.84          12.77          N/A(a)            1.85          2.00
                                                           ===========    ===========     ===========    ============     =========
Preferred Stock Dividend Requirements
  (Pre-income Tax Basis) .........................                  -              -              -                -             -
                                                           -----------    -----------     -----------    ------------     ---------


Total Fixed Charges and Preferred Stock Dividend
  Requirements *,**...............................              101.5           13.7           139.9           182.5         208.8
                                                           ===========    ===========     ===========    ============     =========

Ratio of Earnings before Taxes to Fixed Charges
  and Preferred Stock Dividends ..................               3.84          12.77          N/A(a)            1.85          2.00
                                                           ===========    ===========     ===========    ============     =========


(a) To achieve a one-to-one coverage, the Corporation would need an additional $1,211.6 million of earnings, excluding the unrecorded interest expense.

 * This amount excludes $212 million, $225 million and $86 million of interest expense not recorded in 1993, 1992 and 1991 respectively. See Note 2 of Notes to Consolidated Financial Statements of the Corporation's Annual Report to Shareholders.

** This amount excludes $8.6 million, $8.6 million and $8.8 million and $6.7 million of interest expense not recorded with respect to the registrants guarantee of LESOP Trust's debentures for 1993, 1992, 1991 and 1990 respectively. See Note 9 of Notes to Consolidated Financial Statements of the Corporation's Annual Report to Shareholders.